(d)(2)
Amendment to
Schedule A
of the
Quaker Investment Trust
Investment Advisory Agreement
Portfolios of the Trust
As amended July 30, 2010
     The following Funds offered by Quaker Investment Trust (the “Trust”), and the fees payable to Quaker Funds, Inc. (“Adviser”) for services rendered to each such Fund, are as follows:

Annual Fee Rate
(as percentage of average
Name of Fund	daily net assets)
Quaker Strategic Growth Fund	1.30%
Quaker Mid-Cap Value Fund	1.05%
Quaker Small-Cap Value Fund	1.00%
Quaker Capital Opportunities Fund	0.93%
Quaker Global Tactical Allocation Fund	1.25%
Quaker Small Cap Growth Tactical Allocation Fund	1.00%
Quaker Long-Short Tactical Allocation Fund	1.70%
Quaker Large-Cap Value Tactical Allocation Fund	[1.25] %
Quaker Event Arbitrage Fund	1.30%
Quaker Akros Absolute Strategies Fund	1.25%
     The following table shows the fees payable to the respective sub-advisers by the Adviser for investment sub-advisory services rendered to each Fund:

		Annual Fee Rate, as
		percentage of
		average daily net
Name of Fund	Name of Sub-Adviser	assets
Quaker Strategic Growth Fund	D.G. Capital Management, Inc.	0.75%
Quaker Mid-Cap Value Fund	Kennedy Capital Management, Inc.	See Below
Quaker Small-Cap Value Fund	Aronson+Johnson+Ortiz, LP	0.70%
Quaker Capital Opportunities Fund	Knott Capital Management	0.625%
Quaker Global Tactical Allocation Fund	D.G. Capital Management, Inc.	0.75%
Quaker Small-Cap Growth Tactical Allocation Fund	Century Management, Inc.	0.50%
Quaker Long-Short Tactical Allocation Fund	Rock Canyon Advisory Group	1.20%
Quaker Large-Cap Value Tactical Allocation Fund	Rock Canyon Advisory Group	[0.75] %
Quaker Akros Absolute Strategies Fund	Akros Capital, LLC	0.75%
Kennedy Capital Management Annual Fee Rate Schedule:

0.75%	On assets up to $50 million
0.70%	On assets over $50 million
QUAKER INVESTMENT TRUST

/s/ Justin Brundage

Justin Brundage
Secretary
Date: July 30, 2010